Exhibit 99

TI reports financial results for 3Q10

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (Oct. 25, 2010) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced third-quarter revenue of $3.74 billion, net income of $859 million and earnings per share of 71 cents.

“Our strong performance was driven by growth in all of our segments,” said Rich Templeton, TI chairman, president and chief executive officer.  “TI’s continuing transformation to a company focused on Analog and Embedded Processing delivered new highs for both gross and operating margins.  Strong earnings per share demonstrate the combined impact of solid profits and our diligence to return excess capital to our shareholders through stock repurchases.

“Demand from industrial markets was especially strong, while consumer demand cooled, impacting markets such as computing and televisions.  Across a wide array of markets, our Analog and Embedded Processing products and Wireless smartphone chips continued to gain share.  These products are broadly needed in today’s electronic equipment, and our market share gains reflect the focused investments we’ve made in our portfolio, applications support and manufacturing capacity.

“Importantly, we soon will begin initial shipments from RFAB, the world’s first 300-millimeter manufacturing facility for analog semiconductors.  In the quarter, we also purchased a 200-millimeter analog manufacturing facility in Aizu, Japan, and this month we began our first semiconductor manufacturing operations in China with the purchase of a facility in the high-tech region of Chengdu.  These purchases have been made at substantial discounts, and they support our plans to continue gaining market share over the long term.

“As we move into the fourth quarter, we expect sequentially lower revenue reflecting a combination of seasonal patterns, continued soft demand in computing and consumer markets, and slowing growth in the industrial market,” Templeton concluded.

3Q10 financial summary

Amounts are in millions of dollars, except per-share amounts.
	3Q10	3Q09	vs. 3Q09	2Q10	vs. 2Q10
Revenue	$3,740	$2,880	30%	$3,496	7%
Operating profit	$1,227	$763	61%	$1,107	11%
Net income	$859	$538	60%	$769	12%
Earnings per share	$.71	$.42	69%	$.62	15%
Cash flow from operations	$1,318	$834	58%	$562	135%

TI’s operating profit increased compared with the third quarter of 2009 and the prior quarter of 2010 due to higher gross profit, which reflects higher revenue.

3Q10 segment results
	3Q10	3Q09	vs. 3Q09	2Q10	vs. 2Q10
Analog:
Revenue	$1,581	$1,168	35%	$1,512	5%
Operating profit	$520	$311	67%	$472	10%
Embedded Processing:
Revenue	$579	$393	47%	$516	12%
Operating profit	$160	$75	113%	$115	39%
Wireless:
Revenue	$767	$691	11%	$727	6%
Operating profit	$180	$105	71%	$165	9%
Other:
Revenue	$813	$628	29%	$741	10%
Operating profit	$367	$272	35%	$355	3%

Note: 3Q09 has been restated to reflect the 1Q10 transfer of a low-power wireless product line from the Analog segment to the Wireless segment.  For 2009, revenue from this product line was $68 million, and it operated at a loss of $17 million.

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with a year ago, the increase in revenue was due to growth in all three major product areas.
•
Compared with the prior quarter, the increase in revenue was primarily due to growth in high-performance analog products.  Revenue from high-volume analog & logic and power management products increased to a lesser extent.

•	Operating profit increased both from a year ago and the prior quarter due to higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with a year ago, revenue grew primarily due to catalog products, as well as due to products sold into communications infrastructure.  Revenue from automotive applications increased to a lesser extent.

•	Compared with the prior quarter, revenue grew due to strength in both communications infrastructure and catalog products. Revenue from automotive applications was even.
•	Operating profit increased both from a year ago and the prior quarter due to higher gross profit.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•	Compared with a year ago, revenue grew due to strength in connectivity products and applications processors. Revenue from baseband products declined.
•	Compared with the prior quarter, revenue grew due to baseband and connectivity products. Revenue from applications processors increased to a lesser extent.
•	Operating profit increased both from a year ago and from the prior quarter due to higher gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)
•	Compared with a year ago, revenue grew primarily due to DLP and custom ASIC products. Royalties also increased, while revenue from calculators declined.
•	Compared with the prior quarter, revenue grew primarily due to strength across custom ASIC products, DLP products and calculators. Royalties were lower.
•	Operating profit increased both from a year ago and from the prior quarter due to higher gross profit.

Restructuring charges were as follows:
	3Q10	3Q09	2Q10
Analog	$1	$4	$7
Embedded Processing	$1	$2	$3
Wireless	$1	$3	$5
Other	$1	$1	$2
Total	$4	$10	$17

3Q10 additional financial information

•	Orders were $3.43 billion, up 10 percent from a year ago and down 8 percent from the prior quarter.
•
Inventory was $1.42 billion at the end of the quarter, up $308 million from a year ago and up $75 million from the prior quarter.  Days of inventory were 75 at the end of the quarter, compared with 72 a year ago and 76 at the end of the prior quarter.

•
Capital expenditures were $396 million in the quarter compared with $226 million a year ago and $283 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test manufacturing equipment, as well as analog wafer manufacturing equipment.

•	The company used $600 million in the quarter to repurchase 24.0 million shares of its common stock and paid dividends of $143 million.

Outlook

For the fourth quarter of 2010, TI expects:

•	Revenue: $3.36 – 3.64 billion
•	Earnings per share: $0.59 – 0.67

TI will update its fourth-quarter outlook on December 7, 2010.

For the full year of 2010, TI expects approximately the following:
•	R&D expense: $1.6 billion, up from the prior expectation of $1.5 billion
•	Capital expenditures: $1.2 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 31%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2009.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	Sept. 30, 2010	Sept. 30, 2009	June 30, 2010

Revenue	$3,740	$2,880	$3,496
Cost of revenue	1,701	1,399	1,602
Gross profit	2,039	1,481	1,894
Research and development (R&D)	417	368	392
Selling, general and administrative (SG&A)	391	340	378
Restructuring expense	4	10	17
Operating profit	1,227	763	1,107
Other income (expense) net	8	2	4
Income before income taxes	1,235	765	1,111
Provision for income taxes	376	227	342
Net income	$859	$538	$769

Earnings per common share:
Basic	$.71	$.42	$.63
Diluted	$.71	$.42	$.62

Average shares outstanding (millions):
Basic	1,184	1,255	1,208
Diluted	1,196	1,268	1,221

Cash dividends declared per share of common stock	$.12	$.11	$.12

Percentage of revenue:
Gross profit	54.5%	51.4%	54.2%
R&D	11.1%	12.7%	11.2%
SG&A	10.5%	11.8%	10.8%
Operating profit	32.8%	26.5%	31.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs) that receive dividends is excluded from the calculation of EPS.  The amount excluded was $13 million, $6 million and $11 million for the quarters ending September 30, 2010, September 30, 2009 and June 30, 2010, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2010	Sept. 30, 2009	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$1,093	$1,294	$1,138
Short-term investments	1,417	1,533	1,167
Accounts receivable, net of allowances of ($20), ($22) and ($21)	1,754	1,435	1,715
Raw materials	114	89	98
Work in process	875	767	812
Finished goods	435	260	439
Inventories	1,424	1,116	1,349
Deferred income taxes	601	592	566
Prepaid expenses and other current assets	179	168	195
Total current assets	6,468	6,138	6,130
Property, plant and equipment at cost	6,897	6,599	6,831
Less accumulated depreciation	(3,441)	(3,654)	(3,591)
Property, plant and equipment, net	3,456	2,945	3,240
Long-term investments	523	627	557
Goodwill	926	926	926
Acquisition-related intangibles	86	138	97
Deferred income taxes	907	928	915
Capitalized software licenses, net	213	124	229
Overfunded retirement plans	23	20	22
Other assets	47	57	48
Total assets	$12,649	$11,903	$12,164

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$623	$467	$542
Accrued expenses and other liabilities	965	959	823
Income taxes payable	31	148	18
Accrued profit sharing and retirement	219	88	155
Total current liabilities	1,838	1,662	1,538
Underfunded retirement plans	447	464	470
Deferred income taxes	82	60	70
Deferred credits and other liabilities	320	279	331
Total liabilities	2,687	2,465	2,409
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Sept. 30, 2010 -- 1,739,932,695; Sept. 30, 2009 -- 1,739,770,537; June 30, 2010 -- 1,739,888,675	1,740	1,740	1,740
Paid-in capital	1,128	1,071	1,127
Retained earnings	23,907	21,562	23,194
Less treasury common stock at cost: Shares: Sept. 30, 2010 -- 565,775,203; Sept. 30, 2009 -- 486,897,139; June 30, 2010 -- 544,693,240	(16,169)	(14,257)	(15,652)
Accumulated other comprehensive income (loss), net of taxes	(644)	(678)	(654)
Total stockholders’ equity	9,962	9,438	9,755
Total liabilities and stockholders’ equity	$12,649	$11,903	$12,164

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2010	Sept. 30, 2009	June 30, 2010
Cash flows from operating activities:
Net income	$859	$538	$769
Adjustments to net income:
Depreciation	213	217	215
Stock-based compensation	48	46	49
Amortization of acquisition-related intangibles	11	12	13
Deferred income taxes	(27)	71	(7)
Increase (decrease) from changes in:
Accounts receivable	(29)	(186)	(188)
Inventories	(66)	(53)	(73)
Prepaid expenses and other current assets	(15)	31	14
Accounts payable and accrued expenses	201	54	38
Income taxes payable	23	94	(338)
Accrued profit sharing and retirement	63	28	66
Other	37	(18)	4
Net cash provided by operating activities	1,318	834	562

Cash flows from investing activities:
Additions to property, plant and equipment	(396)	(226)	(283)
Purchases of short-term investments	(599)	(879)	(613)
Sales, redemptions and maturities of short-term investments	373	139	1,033
Purchases of long-term investments	(4)	--	--
Redemptions and sales of long-term investments	23	16	67
Business acquisitions:
Property, plant and equipment	(42)	--	--
Inventories	(9)	--	--
Other	(8)	--	--
Business acquisitions, net of cash acquired	(59)	--	--
Net cash (used in) provided by investing activities	(662)	(950)	204

Cash flows from financing activities:
Dividends paid	(143)	(138)	(147)
Sales and other common stock transactions	41	34	50
Excess tax benefit from share-based payments	1	--	2
Stock repurchases	(600)	(251)	(750)
Net cash used in financing activities	(701)	(355)	(845)

Net decrease in cash and cash equivalents	(45)	(471)	(79)
Cash and cash equivalents, beginning of period	1,138	1,765	1,217
Cash and cash equivalents, end of period	$1,093	$1,294	$1,138

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Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and entertainment electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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